NEWS RELEASE

Contact: Nicholas C. Conrad VP, Finance & Treasurer	Date:	May 3, 2010

Phone: 419-891-6415

E-mail: nick—conrad@andersonsinc.com

THE ANDERSONS, INC. REPORTS FIRST QUARTER RESULTS
Record First Quarter Earnings of $0.66 per Diluted Share
The Grain & Ethanol Group Leads Earning Results

MAUMEE, OHIO, MAY 3, 2010—The Andersons, Inc. (Nasdaq: ANDE), today announced record first quarter net income attributable to the company of $12.3 million, or $0.66 per diluted share, on revenues of $722 million. In the same three month period of 2009, the company reported results of $5.0 million, or $0.27 per diluted share, on $697 million of revenues.

The Grain & Ethanol Group reported a record first quarter operating income of $20.7 million, which was considerably higher than its year earlier result of $5.7 million. This was the result of all three businesses having improved results. The grain business had a record quarter as it benefited from higher space income due in part to the late harvest in 2009. The ethanol business had high earnings despite the decline in ethanol industry margins during the first quarter, as a large percentage of the ethanol had been contracted in advance. The Lansing Trade Group quarterly results were significantly higher than last year. Total first quarter revenues for the Grain & Ethanol Group were $521 million; this includes $210 million of grain and ethanol sales made by the group in accordance with origination and marketing agreements between the company and its ethanol joint ventures. In the first quarter of 2009, the group’s total revenues were $481 million and included $206 million of the aforementioned sales. On April 30th, the company finalized the previously announced acquisition of the assets of O’Malley Grain, Inc.’s two grain cleaning and storage facilities in Mansfield, IL and Fairmont, NE. This acquisition will allow the group to expand further into the production value chain.

The Rail Group’s operating income was $1.0 million in the first quarter of 2010, which is comparable to the $0.9 million earned during the same three month period a year ago. Revenues were $27 million for the quarter in both 2010 and 2009. This quarter, the group recognized $2.6 million in gross margin from the scrapping and sale of railcars, whereas last year $0.3 million was recorded. Gross profit from the leasing business was significantly less due primarily to lower utilization rates, and the corresponding carrying costs of idle assets. The group now has approximately 23,400 cars and locomotives, which is down slightly from the prior year. The average utilization rate (the percentage of the fleet in service) for the quarter was 70.0 percent in comparison to 86.8 percent for the same period last year. As of the end of March, utilization had increased to 70.9 percent. Nationwide a significant portion of the total US rail fleet remains idle, however, rail traffic has recently posted moderate improvement. Both the railcar repair and manufacturing businesses continue to be negatively impacted by the overall economic decline.

The Plant Nutrient Group had operating income of $0.7 million during the first quarter of 2010. In the same three month period of 2009, the group reported a $2.0 million operating profit. Revenues for the first quarter of 2010 and 2009 were $103 million and $112 million, respectively. Even though tons sold increased by almost 10 percent, revenues declined in 2010 due to a decrease in the average selling price. Overall margins were down this quarter in comparison to the prior year because early 2009 margins were favorably impacted by high margins on deferred sales and prepay contracts from 2008. Margins have now returned to more normal levels and are meeting the company’s expectations.

The Turf & Specialty Group achieved operating income of $2.7 million on $42 million of revenues during the first quarter. Last year, the group reported $3.1 million of income on $45 million of revenues for the period. Turf products tonnage was down slightly from the prior year, however, gross profit per ton increased this quarter due to product mix. The group continues to experience positive results from its focus on proprietary products and expanded product lines.

The Retail Group had an operating loss of $2.8 million during the first quarter of 2010 on revenues of $30 million. During the same period of the prior year the group had an operating loss of $2.7 million, and total same store revenues were $31 million. Customer counts decreased during the quarter in comparison to the prior year. The group continues to be impacted by the weakness in the overall economy; however, margins are remaining relatively stable.

The company recorded a one time adjustment to increase income tax expense by $1.5 million, as a result of the Patient Protection and Affordable Care Act, signed into law during the first quarter.

“We are pleased to be able to report record earnings,” CEO Mike Anderson stated. “The Grain & Ethanol Group led our results with strong performance in all three areas – grain, ethanol and the Lansing Trade Group investment. As I review these results, I am again reminded that our strategy of purposeful diversification allows us to remain a strong and profitable company even when one or more of our business units is continuing to feel the after effect of last year’s recession,” added Mr. Anderson.

The company will host a webcast on Tuesday, May 4, 2010 at 11:00 A.M. ET, to discuss its performance. This can be accessed under the heading “Investor” on its website at www.andersonsinc.com.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations across the United States, in Puerto Rico, and has rail equipment leasing interests in Canada and Mexico.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

The Andersons, Inc. is located on the Internet at www.andersonsinc.com

FINANCIAL TABLES FOLLOW . . .

The Andersons, Inc.
Consolidated Statements of Income
(Unaudited)
	Three Months ended
	March 31
(in thousands, except for per share amounts)	2010	2009

Sales and merchandising revenues	$721,998	$697,392
Cost of sales and merchandising revenues	663,448	636,018

Gross profit	58,550	61,374

Operating, administrative and general expenses	45,403	46,530
Interest expense	4,635	5,690
Other income / gains:
Equity in earnings (loss) of affiliates	9,905	(3,674)
Other income, net	3,654	1,239

Income before income taxes	22,071	6,719
Income taxes	9,415	2,806

Net income	12,656	3,913
Net (income) loss attributable to the noncontrolling interest	(391)	1,039

Net income attributable to The Andersons, Inc.	$12,265	$4,952

Per common share:
Basic earnings	$0.67	$0.27

Diluted earnings	$0.66	$0.27

Dividends paid	$0.0875	$0.0850

The Andersons, Inc.
Consolidated Balance Sheets
(Unaudited)

	March 31	December 31	March 31
(in thousands)	2010	2009	2009

Assets
Current assets:
Cash and cash equivalents	$74,459	$145,929	$42,285
Restricted cash	3,336	3,123	7,342
Accounts receivable, net	142,617	137,195	154,528
Margin deposits, net	32,255	27,012	11,883
Inventories	374,893	407,845	381,306
Commodity derivative assets — current	25,942	24,255	58,804
Other current assets	55,049	41,464	78,943

Total current assets	708,551	786,823	735,091

Investments and other assets	192,993	182,989	149,285
Commodity derivative assets	158	3,137	2,110
Railcar assets leased to others (net)	175,219	179,154	174,849
Property, plant and equipment (net)	132,661	132,288	120,561
	$1,209,582	$1,284,391	$1,181,896

Liabilities and shareholders’ equity
Current liabilities:
Short-term line of credit	$—	$—	$25,200
Commodity derivative liabilities — current	62,636	24,871	39,345
Other current liabilities	344,400	454,250	344,355

Total current liabilities	407,036	479,121	408,900

Deferred items and other long-term liabilities	91,840	90,138	84,304
Commodity derivative liabilities	3,190	830	1,754
Long-term debt non-recourse	15,316	19,270	32,552
Long-term debt	272,535	288,756	284,827
Shareholders’ equity	419,665	406,276	369,559
	$1,209,582	$1,284,391	$1,181,896

Segment Data

	Grain &		Plant	Turf &
	Ethanol	Rail	Nutrient	Specialty	Retail	Other	Total

Quarter ended March 31, 2010
Revenues from external customers	$520,889	$26,690	$103,158	$41,633	$29,628	$—	$721,998

Gross Profit	25,933	4,002	11,996	8,440	8,179	—	58,550

Equity in earnings of affiliates	9,903	—	2	—	—	—	9,905

Other income, net	673	1,809	331	417	119	305	3,654

Income before income taxes	21,107	1,026	719	2,664	(2,827)	(618)	22,071

(Income) loss attributable to the noncontrolling interest	(391)	—	—	—	—	—	(391)

Operating income (loss) (a)	20,716	1,026	719	2,664	(2,827)	(618)	21,680

Quarter ended March 31, 2009
Revenues from external customers	$480,521	$26,770	$111,762	$44,703	$33,636	$—	$697,392

Gross Profit	23,299	5,731	14,522	8,419	9,403	—	61,374

Equity in earnings (loss) of affiliates	(3,676)	—	2	—	—	—	(3,674)

Other income (loss), net	559	(34)	488	305	111	(190)	1,239

Income before income taxes	4,696	882	2,047	3,097	(2,701)	(1,302)	6,719

(Income) loss attributable to the noncontrolling interest	1,039	—	—	—	—	—	1,039

Operating income (loss) (a)	5,735	882	2,047	3,097	(2,701)	(1,302)	7,758

(a) Operating income (loss) for each Group is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of (income) loss.